Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Global Services Announces Expansion Plan in One of China’s

Most Prosperous and Rapidly Growing Cities

CDC Global Services Outlines Expansion Plan During Ground Breaking

Ceremony for Nanhai District Government’s Planned State-of-the-Art Science and

Technology Office Park in Foshan

SHANGHAI, February 7, 2011 — CDC Global Services, a business unit of CDC Corporation (NASDAQ: CHINA) and a provider of consulting, IT and IT-enabled services, announced its plans to move its Shanghai corporate headquarters in the next three years to the upcoming state-of-the-art Sanshan Science and Technology Park in Foshan, as part of its long-term plans to expand its operations in one of China’s most prosperous and rapidly growing cities.

CDC Global Services outlined its expansion plans during a ground-breaking ceremony last month for its future corporate headquarters on this 70-acre campus within the Nanhai District municipal government’s Sanshan Science and Technology Park. The completion of the construction is scheduled for 2013. Nanhai District government plans to build 10 million square meters of construction floor space in the next five years that is expected to attract more than RMB100 billion in industry investment in the next five years. Foshan is the third largest city in Guangdong, China’s largest province. The city holds one of the highest gross domestic product (GDP) per capita in the country. Foshan is considered one of the top-10 fastest growing cities in China, and has a large manufacturing sector, including companies that design and manufacture electrical appliances, textiles, garments and ceramics products.

As part of its expansion, CDC Global Services plans to move its development and technology operations, as well as set up a new global delivery center in Foshan. Already, CDC Global Services recently opened a government-funded cloud computing center there. The Cloud Computing Center provides cloud-based computing resources to the public sector users and businesses in the city of Foshan and neighboring regions.

Late last year, CDC Corporation also announced an agreement with the government of Nanhai District to jointly establish a private equity fund, “Foshan Nanhai-CDC Technology and New Media Fund,” to initially be funded at 600 million RMB. The Fund is expected to mainly consist of investments in start-up and growth technology companies, as well as leading U.S. technology and new media companies.

“Our current initiatives planned and underway illustrate our strong commitment to Foshan and the government’s aggressive development of this dynamic region,” said CK Wong, CEO of CDC Global Services. “Our planned expansion in Foshan is expected to position CDC Global Services for key growth in the next five years.”

During the ground breaking ceremony, Ou Bangmin, Mayor of the people’s government of Nanhai district, said, “The new Sanshan development will attract new industries, technology and capital. Urban construction and the development of new industries will grow side by side following our concept of promoting the height of talent, industry and ecology.”

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding CDC Global Services’ plans for relocation and expansion and the timeframe therefore, our expectations regarding the Sanshan Technology and Office Park’s ability to attract industry investment and the projected amount thereof, our expectations regarding the Foshan Nanhai-CDC Technology and New Media Fund, including the closing thereof and the receipt of any requisite approvals and the satisfaction of any required conditions, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.